Item 7.                          Management's Discussion and Analysis of Financial Condition and Results of Operations.

The following information should be read in conjunction with our "Selected Financial Data" and our consolidated  financial statements and related notes, included elsewhere in this Annual Report on Form 10-K.   In addition to historical information, this discussion and analysis may contain forward-looking statements that involve risks, uncertainties and assumptions, which could cause actual results to differ materially from management's expectations.  Please see additional risks and uncertainties described in "Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995" for more information. Factors that could cause such differences include those described in "Risk Factors" which appears elsewhere in this Annual Report on Form 10-K.

Executive Overview

During 2012, we continued to make progress in implementing our long-term growth strategy, integrating previous acquisitions, and building a platform for future growth.  Our primary long-term growth objectives are to grow our revenues, Adjusted EBITDA, Cash From Facility Operations and Facility Operating Income primarily through a combination of: (i) organic growth in our core business, including expense control and the realization of economies of scale; (ii) expansion, redevelopment and repositioning of existing communities; (iii) acquisition and consolidation of asset portfolios and other senior living companies; and (iv) continued expansion of our ancillary services programs (including therapy, home health and hospice services).

The table below presents a summary of our operating results and certain other financial metrics for the years ended December 31, 2012 and 2011 and the amount and percentage of increase or decrease of each applicable item (dollars in millions).

	Years Ended December 31,		Increase (Decrease)
	2012	2011	Amount	Percent
Total revenue	$2,768.7	$2,456.5	$312.3	12.7%
Net loss(1)	$(66.5)	$(69.1)	$(2.6)	(3.7)%
Adjusted EBITDA	$409.9	$402.7	$7.2	1.8%
Cash From Facility Operations	$239.0	$239.9	$(0.9)	(0.4)%
Facility Operating Income	$758.8	$757.8	$1.0	0.1%

(1) Net loss for 2012 and 2011 includes non-cash impairment charges of $27.7 million and $16.9 million, respectively.

Adjusted EBITDA and Facility Operating Income are non-GAAP financial measures we use in evaluating our operating performance. Cash From Facility Operations is a non-GAAP financial measure we use in evaluating our liquidity. See "Non-GAAP Financial Measures" below for an explanation of how we define each of these measures, a detailed description of why we believe such measures are useful and the limitations of each measure, a reconciliation of net loss to each of Adjusted EBITDA and Facility Operating Income and a reconciliation of net cash provided by operating activities to Cash From Facility Operations.

During the year ended December 31, 2012, we experienced an increase in our total revenues, primarily due to the addition of leased and managed communities from the Horizon Bay and HCP transactions in the third quarter of 2011, along with increases in occupancy and average monthly revenue per unit, including an increase in our ancillary services revenue.  Total revenues for the year ended December 31, 2012 increased to $2.8 billion, an increase of $312.3 million, or 12.7%, over our total revenues for the year ended December 31, 2011.  Resident fees for the year ended December 31, 2012, increased $122.6 million, or 5.4% from the prior year, and management fees, net of costs incurred on behalf of managed communities, increased $17.2 million.  Total management fees increased $189.6 million, of which $172.4 million consisted of reimbursed costs incurred on behalf of managed communities.   The increase was primarily due to the management agreements entered into or acquired in conjunction with the Horizon Bay and HCP transactions during the third quarter of 2011.  In connection with these transactions, we added to our portfolio 12 leased communities and 78 managed communities (after giving effect to our subsequent acquisition of one of the managed communities in the fourth quarter of 2011).

The increase in resident fees during the year ended December 31, 2012 was primarily a result of a 1.9% increase in the average monthly revenue per unit compared to the prior year, including growing revenues from our ancillary services programs, a 70 basis points increase in average occupancy and a 2.2% increase in consolidated units operated.  Our weighted average occupancy rate for the year ended December 31, 2012 and 2011 was 88.0% and 87.3%, respectively.  The increases in occupancy rates were a result of improving fundamentals, execution by our field organization and sales and marketing team and the benefit of the capital we have invested and continue to spend on our communities.

Beginning October 1, 2011, we were impacted by a reduction in the reimbursement rates for Medicare skilled nursing patients and home health patients, as well as a negative change in the allowable method for delivering therapy services to skilled nursing patients (resulting in increased therapy labor expense).  The cumulative negative financial impact of these changes increased our expense and decreased our revenue, Facility Operating Income, Adjusted EBITDA and Cash From Facility Operations for the year ended December 31, 2012.

During the year ended December 31, 2012, our Adjusted EBITDA and Facility Operating Income increased by 1.8% and 0.1%, respectively, and Cash From Facility Operations decreased by 0.4%, when compared to the prior year.

During the second quarter of 2012, we changed the composition of our operating segments from four reportable segments to six reportable segments (Retirement Centers, Assisted Living, CCRCs - Rental, CCRCs - Entry Fee, ISC and Management Services) (Note 22).  This change was made to align operating segments with the basis that the chief operating decision maker uses to review financial information to make operating decisions, assess performance, develop strategy and allocate capital resources.  All prior period disclosures below have been recast to present results on a comparable basis.

During the year ended December 31, 2012, we acquired the underlying real estate associated with 21 Retirement Center and Assisted Living communities that were previously leased for an aggregate purchase price of $283.4 million.  During the year, we also acquired four home health agencies and an existing skilled nursing facility for an aggregate purchase price of approximately $7.0 million.

During the year ended December 31, 2012, we continued to expand our ancillary services offerings.  As of December 31, 2012, we offered therapy services to approximately 51,000 of our units and home health services to over 46,000 of our units (approximately 38,000 and 32,000 of these units, respectively, are in our consolidated portfolio).   We expect to continue to expand our ancillary services programs to additional units and to open or acquire additional home health agencies.

Consolidated Results of Operations

Year Ended December 31, 2012 and 2011

The following table sets forth, for the periods indicated, statement of operations items and the amount and percentage of change of these items. The results of operations for any particular period are not necessarily indicative of results for any future period. The following data should be read in conjunction with our consolidated financial statements and the notes thereto, which are included herein. Our results reflect the inclusion of acquisitions that occurred during the respective reporting periods.

Certain prior period amounts have been reclassified to conform to the current year presentation.

(dollars in thousands, except average monthly revenue per unit)	Years Ended December 31,		Increase (Decrease)
	2012	2011	Amount	Percent
Statement of Operations Data:
Revenue
Resident fees
Retirement Centers	$503,902	$473,842	$30,060	6.3%
Assisted Living	1,013,337	964,585	48,752	5.1%
CCRCs - Rental	385,479	364,095	21,384	5.9%
CCRCs - Entry Fee	285,701	282,020	3,681	1.3%
ISC	224,517	205,780	18,737	9.1%
Total resident fees	2,412,936	2,290,322	122,614	5.4%
Management services(1)	355,802	166,161	189,641	114.1%
Total revenue	2,768,738	2,456,483	312,255	12.7%
Expense
Facility operating expense
Retirement Centers	298,317	275,403	22,914	8.3%
Assisted Living	652,153	624,657	27,496	4.4%
CCRCs - Rental	279,416	247,246	32,170	13.0%
CCRCs - Entry Fee	224,296	213,470	10,826	5.1%
ISC	176,737	147,795	28,942	19.6%
Total facility operating expense	1,630,919	1,508,571	122,348	8.1%
General and administrative expense	178,829	148,327	30,502	20.6%
Facility lease expense	284,025	274,858	9,167	3.3%
Depreciation and amortization	252,281	268,506	(16,225)	(6.0%)
Asset impairment	27,677	16,892	10,785	63.8%
Loss (gain) on acquisition	636	(1,982)	2,618	132.1%
Gain on facility lease termination	(11,584)	—	11,584	100.0%
Costs incurred on behalf of managed communities	325,016	152,566	172,450	113.0%
Total operating expense	2,687,799	2,367,738	320,061	13.5%
Income from operations	80,939	88,745	(7,806)	(8.8%)
Interest income	4,012	3,538	474	13.4%
Interest expense:
Debt	(128,338)	(124,873)	3,465	2.8%
Amortization of deferred financing costs and debt discount	(18,081)	(13,427)	4,654	34.7%
Change in fair value of derivatives and amortization	(364)	(3,878)	(3,514)	(90.6%)
Loss on extinguishment of debt, net	(221)	(18,863)	(18,642)	(98.8%)
Equity in (loss) earnings of unconsolidated ventures	(3,488)	1,432	4,920	343.6%
Other non-operating income	593	56	537	958.9%
Loss before income taxes	(64,948)	(67,270)	(2,322)	(3.5%)
Provision for income taxes	(1,519)	(1,780)	(261)	(14.7%)
Net loss	$(66,467)	$(69,050)	$(2,583)	(3.7%)
Selected Operating and Other Data:
Total number of communities (period end)	647	647	―	―
Total units operated(2)
Period end	65,936	66,183	(247)	(0.4%)
Weighted average	66,102	55,548	10,554	19.0%
Owned/leased communities units(2)
Period end	47,938	47,895	43	0.1%
Weighted average	47,947	46,912	1,035	2.2%
Owned/leased communities occupancy rate (weighted average)	88.0%	87.3%	0.7%	0.8%
Senior Housing average monthly revenue per unit(3)	$4,271	$4,193	$78	1.9%

Selected Segment Operating and Other Data:
Retirement Centers
Number of communities (period end)	76	76	―	―
Total units(2)
Period end	14,433	14,468	(35)	(0.2%)
Weighted average	14,445	14,188	257	1.8%
Occupancy rate (weighted average)	89.1%	88.0%	1.1%	1.3%
Senior Housing average monthly revenue per unit(3)	$3,263	$3,163	$100	3.2%
Assisted Living
Number of communities (period end)	433	434	(1)	(0.2%)
Total units(2)
Period end	21,551	21,630	(79)	(0.4%)
Weighted average	21,625	21,323	302	1.4%
Occupancy rate (weighted average)	88.9%	88.2%	0.7%	0.8%
Senior Housing average monthly revenue per unit(3)	$4,390	$4,275	$115	2.7%
CCRCs - Rental
Number of communities (period end)	27	26	1	3.8%
Total units(2)
Period end	6,691	6,634	57	0.9%
Weighted average	6,667	6,253	414	6.6%
Occupancy rate (weighted average)	86.3%	86.5%	(0.2%)	(0.2%)
Senior Housing average monthly revenue per unit(3)	$5,588	$5,612	$(24)	(0.4%)
CCRCs - Entry Fee
Number of communities (period end)	14	14	―	―
Total units(2)
Period end	5,263	5,163	100	1.9%
Weighted average	5,210	5,148	62	1.2%
Occupancy rate (weighted average)	83.7%	82.7%	1.0%	1.2%
Senior Housing average monthly revenue per unit(3)	$4,978	$5,052	$(74)	(1.5%)
Other Entry Fee Data
Non-refundable entrance fees sales	$40,105	$38,378	$1,727	4.5%
Refundable entrance fees sales(4)	42,600	29,611	12,989	43.9%
Total entrance fee receipts	82,705	67,989	14,716	21.6%
Refunds	(27,356)	(25,754)	1,602	6.2%
Net entrance fees(5)	$55,349	$42,235	$13,114	31.1%
Management Services
Number of communities (period end)	97	97	―	―
Total units(2)
Period end	17,998	18,288	(290)	(1.6%)
Weighted average	18,155	8,636	9,519	110.2%
Occupancy rate (weighted average)	84.5%	84.5%	0.0%	―

ISC
Outpatient Therapy treatment codes	3,566,654	3,349,854	216,800	6.5%
Home Health average census	3,710	3,330	380	11.4%
__________

(1)	Management services segment revenue includes reimbursements for which we are the primary obligor of costs incurred on behalf of managed communities.
(2)	Period end units operated excludes equity homes. Weighted average units operated represents the average units operated during the period, excluding equity homes.
(3)	Senior Housing average monthly revenue per unit represents the average of the total monthly resident fee revenues, excluding amortization of entrance fees and ISC segment revenue, divided by average occupied units.
(4)	Refundable entrance fee sales for the years ended December 31, 2012 and 2011 include amounts received from residents participating in the MyChoice program, which allows new and existing residents the option to pay additional refundable entrance fee amounts in return for a reduced monthly service fee. MyChoice amounts received from residents totaled $13.3 million and $9.0 million for the years ended December 31, 2012 and 2011.
(5)	Includes $3.6 million and $12.6 million of first generation net entrance fee receipts (which represent initial entrance fees received from the sale of units, net of first generation entrance fee refunds not replaced by second generation entrance fee receipts, at a recently opened entrance fee CCRC) during the year ended December 31, 2012 and 2011, respectively.
As of December 31, 2012, our total operations included 647 communities with a capacity to serve 66,734 residents.

Resident Fees

Resident fees increased over the prior year primarily as a result of an increase in the average monthly revenue per unit compared to the prior year period, including growing revenues from our ancillary services programs, an increase in occupancy and a 2.2% increase in consolidated units operated.  During the current year, revenues grew 2.4% at the 531 communities we operated during both periods with a 1.6% increase in the average monthly revenue per unit (excluding amortization of entrance fees in both instances).  Occupancy increased 0.7% in these communities period over period.

Retirement Centers revenue increased $30.1 million, or 6.3%, primarily due to the inclusion of revenue from communities acquired during the prior year and increases in occupancy and average monthly revenue per unit at the communities we operated during both years.

Assisted Living revenue increased $48.8 million, or 5.1%, primarily due to the inclusion of revenue from communities acquired during the prior year and increases in occupancy and average monthly revenue per unit at the communities we operated during both years.

CCRCs - Rental revenue increased $21.4 million, or 5.9%, primarily due to the inclusion of revenue from communities acquired during the prior year. The increase was partially offset by decreases in the average monthly revenue per unit and occupancy at the communities we operated during both years. Revenue for the CCRCs – Rental segment was also impacted by a reduction in the reimbursement rate for Medicare skilled nursing patients.

CCRCs - Entry Fee revenue increased $3.7 million, or 1.3%, primarily due to an increase in occupancy at the communities we operated during both periods. The increase was partially offset by a decrease in the average monthly revenue per unit at the communities we operated during both years. Revenue for the CCRCs – Entry Fee segment was also impacted by a reduction in the reimbursement rate for Medicare skilled nursing patients.

ISC revenue increased $18.7 million, or 9.1%, primarily due to the roll-out of our ancillary services programs to additional units subsequent to the prior year end.  The increase was partially offset by a reduction in Medicare reimbursement rates.

Management Services

Total management services revenue increased $189.6 million, or 114.1%, over the prior year.  Approximately $172.4 million of this increase is attributable to the increase in revenue from reimbursed costs incurred on behalf of managed communities and is primarily due to the management agreements entered into or acquired in conjunction with the Horizon Bay and HCP transactions that occurred during third quarter of 2011.

Facility Operating Expense

Facility operating expense increased over the prior-year primarily due to an increase in salaries and wages, additional current year expense incurred in connection with the continued expansion of our ancillary services programs during 2011 and 2012, increased payroll taxes and workers compensation expense, as well as the inclusion of expenses from communities acquired during the current year.  These increases were partially offset by decreases in utilities expense as a result of milder weather in the current year period and bad debt expense.

Retirement Centers operating expenses increased $22.9 million, or 8.3%, primarily due to the inclusion of expenses from communities acquired during the prior year, as well as increases in salaries and wages due to wage rate increases and an increase in hours worked year over year. These increases were partially offset by a decrease in utilities expense as a result of milder weather in the current year.

Assisted Living operating expenses increased $27.5 million, or 4.4%, primarily due to the inclusion of expenses from communities acquired during the prior year, as well as an increase in salaries and wages due to wage rate increases and an increase in hours worked year over year. These increases were partially offset by a decrease in utilities expense as a result of milder weather in the current year.

CCRCs - Rental operating expenses increased $32.2 million, or 13.0%, primarily due to the inclusion of expenses from communities acquired during the prior year, an increase in salaries and wages due to wage rate increases and an increase in hours worked year over year, and an increase in skilled therapy services expense due to an adverse change in the allowable method for delivering therapy services to skilled nursing patients.

CCRCs - Entry Fee operating expenses increased $10.8 million, or 5.1%, primarily due to an increase in salaries and wages due to wage rate increases and an increase in hours worked year over year, as well as an increase in skilled therapy services expense due to an adverse change in the allowable method for delivering therapy services to skilled nursing patients. These increases were partially offset by a decrease in bad debt expense.

ISC operating expenses increased $28.9 million, or 19.6%, primarily due to an increase in expenses incurred in connection with the continued expansion of our ancillary services programs and an increase in therapy direct labor expenses.

General and Administrative Expense

General and administrative expense increased $30.5 million, or 20.6%, primarily as the result of an increase in the number of employees in connection with the Horizon Bay and HCP transactions that occurred during the third quarter of 2011, an increase in integration, transaction-related  and electronic medical records ("EMR") roll-out costs, and an increase in non-cash stock-based compensation expense. General and administrative expense as a percentage of total revenue, including revenue generated by the communities we manage and excluding non-cash stock-based compensation expense and integration, transaction-related and EMR roll-out costs, was 4.3% and 4.4% for the years ended December 31, 2012 and 2011, respectively, calculated as follows (dollars in thousands):

	Year Ended December 31,
	2012		2011

Resident fee revenues	$2,412,936	79.5%	$2,290,322	88.3%
Resident fee revenues under management	623,613	20.5%	304,717	11.7%
Total	$3,036,549	100.0%	$2,595,039	100.0%

General and administrative expenses (excluding non-cash stock-based compensation expense and integration, transaction-related and EMR roll-out costs)	$129,844	4.3%	$114,083	4.4%
Non-cash stock-based compensation expense	25,520	0.8%	19,856	0.8%
Integration, transaction-related and EMR roll-out costs	23,465	0.8%	14,388	0.6%
General and administrative expenses (including non-cash stock-based compensation expense and integration, transaction-related and EMR roll-out costs)	$178,829	5.9%	$148,327	5.7%

Facility Lease Expense

Facility lease expense increased $9.2 million, or 3.3%, primarily as a result of the acquisition of 12 leased communities in connection with the Horizon Bay and HCP transactions that occurred in the third quarter of 2011, as well as increases due to normal rent escalators. These increases were partially offset by decreased lease expense as a result of the purchase of twelve previously leased communities in the current year period.

Depreciation and Amortization

Depreciation and amortization expense decreased by $16.2 million, or 6.0%, primarily as a result of the management contract and therapy services intangibles related to a 2006 acquisition reaching full amortization during 2011.

Asset Impairment

During 2012, we recognized $27.7 million of impairment charges related to asset impairments for property, plant and equipment and leasehold intangibles for certain communities within the Retirement Centers and Assisted Living segments primarily due to lower than expected performance of the underlying business and the amount by which the carrying values of the assets exceed the estimated fair value or estimated selling prices.  During 2011, we recognized $16.9 million of impairment charges related to asset impairments for property, plant and equipment and leasehold intangibles for certain communities within the Assisted Living and Retirement Center segments.  We compared the estimated fair value of the assets to their carrying value and recorded an impairment charge for the excess of carrying value over estimated fair value.

Loss (Gain) on Acquisition

During 2011, we recognized $2.0 million as a gain on acquisition related to the acquisition of Horizon Bay.  The loss on acquisition recognized during the year ended December 31, 2012 relates to the reduction of the prior-year gain for adjustments to pre-acquisition self-insurance reserves.  See Note 4 to the consolidated financial statements contained in Part II, Item 8 of this Annual Report on Form 10-K, which is incorporated herein by reference, for further detail.

Gain on Facility Lease Termination

During 2012, we recognized an $11.6 million net gain on facility lease termination from the reversal of deferred lease liabilities associated with twelve previously-leased communities that were acquired during the current year.

Costs Incurred on Behalf of Managed Communities

Costs incurred on behalf of managed communities increased $172.4 million, or 113.0%, primarily due to a full year of results related to management agreements entered into or acquired in conjunction with the Horizon Bay and HCP transactions in September 2011.  We added 78 new managed communities in connection with these transactions.

Interest Income

Interest income increased $0.5 million, or 13.4%, primarily due to realized gains from the liquidation of the marketable securities – restricted in the current year.

Interest Expense

Interest expense increased $4.6 million, or 3.2%, primarily due to increased interest expense from the amortization of our debt discount on our convertible notes issued during 2011 and increased interest expense on our line of credit, which had a higher average outstanding balance drawn year over year. These increases were partially offset by a decrease in interest expense recorded from the change in fair value of interest rate swaps due to fewer instruments in place during the current year.

Loss on Extinguishment of Debt, net

During 2011, we recognized an $18.9 million as a loss on extinguishment of debt, related to costs incurred in connection with the early repayment of first and second mortgage notes.

Income Taxes

The increase in the effective tax rate to (2.3)% in 2012 from (2.6)% in 2011 is primarily due to a decrease in our loss before income taxes in 2012.  We recorded a valuation allowance against deferred tax benefits generated during the current year.

Year Ended December 31, 2011 and 2010

The following table sets forth, for the periods indicated, statement of operations items and the amount and percentage of change of these items. The results of operations for any particular period are not necessarily indicative of results for any future period. The following data should be read in conjunction with our consolidated financial statements and the notes thereto, which are included herein. Our results reflect the inclusion of acquisitions that occurred during the respective reporting periods.

Certain prior period amounts have been reclassified to conform to the current year presentation.

(dollars in thousands, except average monthly revenue per unit)	Years Ended December 31,		Increase (Decrease)
	2011	2010	Amount	Percent
Statement of Operations Data:
Revenue
Resident fees
Retirement Centers	$473,842	$463,260	$10,582	2.3%
Assisted Living	964,585	945,469	19,116	2.0%
CCRCs – Rental	364,095	339,920	24,175	7.1%
CCRCs – Entry Fee	282,020	267,441	14,579	5.5%
ISC	205,780	189,968	15,812	8.3%
Total resident fees	2,290,322	2,206,058	84,264	3.8%
Management services(1)	166,161	72,862	93,299	128.0%
Total revenue	2,456,483	2,278,920	177,563	7.8%
Expense
Facility operating expense
Retirement Centers	275,403	266,613	8,790	3.3%
Assisted Living	624,657	614,249	10,408	1.7%
CCRCs - Rental	247,246	230,991	16,255	7.0%
CCRCs - Entry Fee	213,470	202,971	10,499	5.2%
ISC	147,795	123,106	24,689	20.1%
Total facility operating expense	1,508,571	1,437,930	70,641	4.9%
General and administrative expense	148,327	131,709	16,618	12.6%
Facility lease expense	274,858	270,905	3,953	1.5%
Depreciation and amortization	268,506	292,341	(23,835)	(8.2%)
Gain on sale of communities, net	—	(3,298)	3,298	100.0%
Asset impairment	16,892	13,075	3,817	29.2%
Gain on acquisition	(1,982)	―	1,982	100.0%
Facility lease termination expense	—	4,608	(4,608)	(100.0%)

Costs incurred on behalf of managed communities	152,566	67,271	85,295	126.8%
Total operating expense	2,367,738	2,214,541	153,197	6.9%
Income from operations	88,745	64,379	24,366	37.8%
Interest income	3,538	2,238	1,300	58.1%
Interest expense:
Debt	(124,873)	(132,641)	(7,768)	(5.9%)
Amortization of deferred financing costs and debt discount	(13,427)	(8,963)	4,464	49.8%
Change in fair value of derivatives and amortization	(3,878)	(4,118)	(240)	(5.8%)
Loss on extinguishment of debt, net	(18,863)	(1,557)	17,306	NM
Equity in earnings of unconsolidated ventures	1,432	168	1,264	752.4%
Other non-operating income (expense)	56	(1,454)	1,510	103.9%
Loss before income taxes	(67,270)	(81,948)	(14,678)	(17.9%)
(Provision) benefit for income taxes	(1,780)	32,062	(33,842)	(105.6%)
Net loss	$(69,050)	$(49,886)	$19,164	38.4%
Selected Operating and Other Data:
Total number of communities (period end)	647	559	88	15.7%
Total units operated(2)
Period end	66,183	50,521	15,662	31.0%
Weighted average	55,548	50,870	4,678	9.2%
Owned/leased communities units(2)
Period end	47,895	46,735	1,160	2.5%
Weighted average	46,912	47,083	(171)	(0.4%)
Owned/leased communities occupancy rate (weighted average)	87.3%	87.1%	0.2%	0.2%
Senior Housing average monthly revenue per unit(3)	$4,193	$4,053	$140	3.5%
Selected Segment Operating and Other Data:
Retirement Centers
Number of communities (period end)	76	75	1	1.3%
Total units(2)
Period end	14,468	14,104	364	2.6%
Weighted average	14,188	14,277	(89)	(0.6%)
Occupancy rate (weighted average)	88.0%	87.3%	0.7%	0.8%
Senior Housing average monthly revenue per unit(3)	$3,163	$3,096	$67	2.2%
Assisted Living
Number of communities (period end)	434	429	5	1.2%
Total units(2)
Period end	21,630	21,277	353	1.7%
Weighted average	21,323	21,445	(122)	(0.6%)
Occupancy rate (weighted average)	88.2%	88.2%	―	―
Senior Housing average monthly revenue per unit(3)	$4,275	$4,163	$112	2.7%
CCRCs - Rental
Number of communities (period end)	26	22	4	18.2%
Total units(2)
Period end	6,634	6,212	422	6.8%
Weighted average	6,253	6,215	38	0.6%
Occupancy rate (weighted average)	86.5%	86.2%	0.3%	0.3%
Senior Housing average monthly revenue per unit(3)	$5,612	$5,276	$336	6.4%
CCRCs - Entry Fee
Number of communities (period end)	14	14	―	―
Total units(2)

Period end	5,163	5,142	21	0.4%
Weighted average	5,148	5,146	2	―
Occupancy rate (weighted average)	82.7%	82.3%	0.4%	0.5%
Senior Housing average monthly revenue per unit(3)	$5,052	$4,830	$222	4.6%
Other Entry Fee Data
Non-refundable entrance fees sales	$38,378	$37,486	$892	2.4%
Refundable entrance fees sales(4)	29,611	36,420	(6,809)	(18.7%)
Total entrance fee receipts	67,989	73,906	(5,917)	(8.0%)
Refunds	(25,754)	(21,060)	4,694	22.3%
Net entrance fees(5)	$42,235	$52,846	$(10,611)	(20.1%)

Management Services
Number of communities (period end)	97	19	78	410.5%
Total units(2)
Period end	18,288	3,786	14,502	383.0%
Weighted average	8,636	3,787	4,849	128.0%
Occupancy rate (weighted average)	84.5%	83.8%	0.7%	0.8%

ISC
Outpatient Therapy treatment codes	3,349,854	3,255,850	94,004	2.9%
Home Health average census	3,330	2,420	910	37.6%

__________
(1)	Management services segment revenue includes reimbursements for which we are the primary obligor of costs incurred on behalf of managed communities.
(2)	Period end units operated excludes equity homes. Weighted average units operated represents the average units operated during the period, excluding equity homes.
(3)	Senior Housing average monthly revenue per unit represents the average of the total monthly resident fee revenues, excluding amortization of entrance fees and ISC segment revenue, divided by average occupied units.
(4)	Refundable entrance fee sales for the years ended December 31, 2011 and 2010 include amounts received from residents participating in the MyChoice program, which allows new and existing residents the option to pay additional refundable entrance fee amounts in return for a reduced monthly service fee. MyChoice amounts received from residents totaled $9.0 million and $10.6 million for the years ended December 31, 2011 and 2010.
(5)	Includes $12.6 million and $18.5 million of first generation net entrance fee receipts (which represent initial entrance fees received from the sale of units, net of first generation entrance fee refunds not replaced by second generation entrance fee receipts, at a recently opened entrance fee CCRC) during the year ended December 31, 2011 and 2010, respectively.
As of December 31, 2011, our total operations included 647 communities with a capacity to serve 67,107 residents.

Resident Fees

Resident fees increased over the prior-year principally due to an increase in average monthly revenue per unit during the current year, including an increase in our ancillary services revenue as we continued to roll out therapy and home health services to many of our communities, as well as the inclusion of revenue from recent acquisitions.  During the current year, revenues grew 3.1% at the 531 consolidated communities we operated during both periods with a 3.3% increase in the average monthly revenue per unit (excluding amortization of entrance fees in both instances).  Occupancy decreased 0.2% in these communities year over year.

Retirement Centers revenue increased $10.6 million, or 2.3%, primarily due to increases in average monthly revenue per unit and occupancy at the communities we operated during both years, as well as the inclusion of revenue from three communities acquired in the current year.  The increase in revenue was partially offset by the sale of two communities during the current year.

Assisted Living revenue increased $19.1 million, or 2.0%, primarily due to an increase in the average monthly revenue per unit and the inclusion of revenue from seven communities acquired in the current year.  This increase was partially offset by a decrease in occupancy at the communities we operated during both years and the impact of the disposition of two communities during the current year.

CCRCs - Rental revenue increased $24.2 million, or 7.1%, primarily due to an increase in the average monthly revenue per unit and occupancy at the communities we operated during both years, as well as the inclusion of revenue from four communities acquired in the current year.

CCRCs - Entry Fee revenue increased $14.6 million, or 5.5%, primarily due to an increase in the average monthly revenue per unit and additional revenue from a community opened late in the third quarter of 2009.

ISC revenue increased $15.8 million, or 8.3%, primarily due to the roll-out of our ancillary services programs to additional units subsequent to the prior year period.  The increase was partially offset by a reduction in Medicare reimbursement rates.

Management Services

Management services revenue, including reimbursed costs incurred on behalf of managed communities, increased $93.3 million, or 128.0%, primarily due to the management agreements entered into or acquired in conjunction with the Horizon Bay and HCP transactions.  In the current year, we added 78 new managed communities in connection with these transactions.

Facility Operating Expense

Facility operating expense increased over the prior-year primarily due to an increase in salaries and wages, additional current year expense incurred in connection with the continued expansion of our ancillary services programs during 2010 and 2011, increased payroll taxes and workers compensation expense, as well as the inclusion of expenses from communities acquired during the current year.  These increases were partially offset by decreases in real estate tax expense related to changes in estimates, bad debt expense and lighting retrofit costs.

Retirement Centers operating expenses increased $8.8 million, or 3.3%, primarily due to increases in salaries and wages due to wage rate increases and an increase in hours worked year over year, the inclusion of expenses from communities acquired in the current year, and increases in food expenses.  These increases were partially offset by a decrease in lighting retrofit costs and decreases in real estate taxes related to changes in estimates.

Assisted Living operating expenses increased $10.4 million, or 1.7%, primarily due to increases in salaries and wages due to wage rate increases and an increase in hours worked year over year, as well as increases in payroll taxes and workers compensation.  These increases were partially offset by decreases in real estate tax expense.

CCRCs - Rental operating expenses increased $16.3 million, or 7.0%, primarily due to the inclusion of expenses from communities acquired in the current year, an increase in salaries and wages due to wage rate increases and an increase in hours worked year over year, and an increase in skilled therapy services expense.  These increases were partially offset by decreases in bad debt expense and lighting retrofit costs.

CCRCs - Entry Fee operating expenses increased $10.5 million, or 5.2%, primarily due to an increase in salaries and wages due to wage rate increases and an increase in hours worked year over year, additional expenses from a community opened late in the third quarter of 2009, and an increase in skilled therapy expenses.  These increases were partially offset by reduced deferred community fee expense recognition during the year.

ISC operating expenses increased $24.7 million, or 20.1%, primarily due to an increase in expenses incurred in connection with the continued expansion of our ancillary services programs, an increase in home health management salaries, and increases in therapy and home health direct labor.

General and Administrative Expense

General and administrative expense increased $16.6 million, or 12.6%, primarily as a result of increased salaries and wages, payroll taxes, employee benefits, travel expenses and integration and transaction-related costs, partially offset by a decrease in corporate expense allocations.  General and administrative expense as a percentage of total revenue, including revenue generated by the communities we manage and excluding non-cash stock-based compensation expense and integration and transaction-related costs, was 4.4% and 4.7% for the years ended December 31, 2011 and 2010, respectively, calculated as follows (dollars in thousands):

	Year Ended December 31,
	2011		2010

Resident fee revenues	$2,290,322	88.3%	$2,206,058	94.1%
Resident fee revenues under management	304,717	11.7%	139,478	5.9%
Total	$2,595,039	100%	$2,345,536	100%
General and administrative expenses (excluding non-cash stock-based compensation expense and integration and transaction-related costs)	$114,083	4.4%	$110,950	4.7%
Non-cash stock-based compensation expense	19,856	0.8%	20,759	0.9%
Integration and transaction-related costs	14,388	0.5%	―	0.0%
General and administrative expenses (including non-cash stock-based compensation expense and integration and transaction-related costs)	$148,327	5.7%	$131,709	5.6%

Facility Lease Expense

Facility lease expense increased $4.0 million, or 1.5%, primarily due to normal operating lease expense escalations and the acquisition of 12 leased properties in conjunction with the Horizon Bay and HCP transactions.  The increase was partially offset by the purchase of four leased communities and the non-renewal of two leased communities that occurred late in the prior year.

Depreciation and Amortization

Depreciation and amortization expense decreased by $23.8 million, or 8.2%, primarily as a result of the management contract and therapy services intangibles related to a 2006 acquisition becoming fully amortized during the current year, as well as in-place lease intangibles from prior acquisitions and furniture and equipment becoming fully amortized during the current year.

Asset Impairment

During 2011 and 2010, we recognized $16.9 million and $13.1 million, respectively, of impairment charges related to asset impairments for property, plant and equipment and leasehold intangibles for certain communities within the Assisted Living and Retirement Center segments.  We compared the estimated fair value of the assets to their carrying value and recorded an impairment charge for the excess of carrying value over estimated fair value.

Gain on Acquisition

During 2011, we recognized $2.0 million as a gain on acquisition related to the acquisition of Horizon Bay.  See Note 4 to the consolidated financial statements contained in Part II, Item 8 of this Annual Report on Form 10-K, which is incorporated herein by reference, for further detail.

Costs Incurred on Behalf of Managed Communities

Costs incurred on behalf of managed communities increased $85.3 million, or 126.8%, primarily due to management agreements entered into or acquired in conjunction with the Horizon Bay and HCP transactions.  We added 78 new managed communities in connection with these transactions.

Interest Income

Interest income increased $1.3 million, or 58.1%, primarily due to increased interest income earned on our restricted marketable securities.

Interest Expense

Interest expense decreased $3.5 million, or 2.4%, primarily due to a decrease in interest expense on our mortgage debt due to lower average outstanding debt year over year.  The decrease was partially offset by additional expense from the amortization of our debt discount primarily on our convertible notes issued during 2011 and higher interest cost related to our line of credit which had a higher average outstanding balance drawn year over year.

Loss on Extinguishment of Debt, net

During 2011, we recognized $18.9 million as a loss on extinguishment of debt, related to costs incurred in connection with the early repayment of first and second mortgage notes.

Income Taxes

The reduction in the income tax benefit over the prior year is due to a decrease in the effective tax rate from 39.1% in 2010 to (2.6)% in 2011.  This decrease is primarily due to the impact of our decision to record a valuation allowance against the deferred tax benefit generated during 2011.

Critical Accounting Policies and Estimates

The preparation of our financial statements in conformity with accounting principles generally accepted in the United States, or GAAP, requires us to make estimates and judgments that affect our reported amounts of assets and liabilities, revenues and expenses. We consider an accounting estimate to be critical if it requires assumptions to be made that were uncertain at the time the estimate was made and changes in the estimate, or different estimates that could have been selected, could have a material impact on our consolidated results of operations or financial condition. We have identified the following critical accounting policies that affect significant estimates and judgments.

Revenue Recognition and Assumptions at Entrance Fee Communities

Our entrance fee communities provide housing and healthcare services through entrance fee agreements with residents. Under certain of these agreements, residents pay an entrance fee upon entering into the contract and are contractually guaranteed certain limited lifecare benefits in the form of healthcare discounts. The recognition of entrance fee income requires the use of various actuarial estimates. We recognize this revenue by recording the non-refundable portion of the residents' entrance fees as deferred entrance fee income and amortizing it into revenue using the straight-line method over the estimated remaining life expectancy of each resident or couple, adjusted annually. We periodically assess the reasonableness of these mortality tables and other actuarial assumptions, and measurement of future service obligations.

Self-Insurance Liability Accruals

We are subject to various legal proceedings and claims that arise in the ordinary course of our business. Although we maintain general liability and professional liability insurance policies for our owned, leased and managed communities under a master insurance program, our current policies provide for deductibles for each and every claim.

As a result, we are effectively self-insured for claims that are less than the deductible amounts.  In addition, we maintain a large-deductible workers compensation program and a self-insured employee medical program. We have secured our obligations related to general liability, professional liability and workers compensation programs with cash aggregating $16.1 million and letters of credit aggregating $40.7 million as of December 31, 2012.  We operate a wholly-owned captive insurance company, Senior Services Insurance Limited ("SSIL") for the purpose of insuring certain portions of the risk retention under our general liability and professional liability insurance program, but SSIL's coverage is currently limited to claims made prior to 2010.  Third-party insurers are responsible for claim costs above program deductibles and retentions.

The cost of our employee health and dental benefits, net of employee contributions, is shared by us and our communities based on the respective number of participants working directly either at our corporate offices or at the communities. Cash received is used to pay the actual costs of administering the program which include paid claims, third-party administrative fees, network provider fees, communication costs, and other related administrative costs incurred by us.  Claims are paid as they are submitted to the plan administrator.

Outstanding losses and expenses for general liability and professional liability and workers compensation are estimated based on the recommendations of independent actuaries and management's estimates.  Outstanding losses and expenses for our self-insured medical program are estimated based on the recommendation of our third party administrator.

We review the adequacy of our accruals related to these liabilities on an ongoing basis, using historical claims, actuarial valuations, third-party administrator estimates, consultants, advice from legal counsel and industry data, and adjust accruals periodically. Estimated costs related to these self-insurance programs are accrued based on known claims and projected claims incurred but not yet reported. Subsequent changes in actual experience are monitored and estimates are updated as information is available.

Income Taxes

We account for income taxes under the provisions of ASC 740 Income Taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts that are expected to be realized. As of December 31, 2012 and 2011, we have a valuation allowance against deferred tax assets of approximately $65.3 million and $40.8 million, respectively. When we determine that it is more likely than not that we will be able to realize our deferred tax assets in the future in excess of our net recorded amount, an adjustment to the deferred tax asset would be made and reflected in income.  This determination will be made by considering various factors, including the reversal of existing temporary differences, tax planning strategies and estimates of future taxable income exclusive of the reversal of temporary differences.

We have elected the "with-and-without approach" regarding ordering of windfall tax benefits to determine whether the windfall tax benefit did reduce taxes payable in the current year.  Under this approach, the windfall tax benefits would be recognized in additional paid-in capital only if an incremental tax benefit is realized after considering all other tax benefits presently available to us.

Lease Accounting

We determine whether to account for our leases as either operating or capital leases depending on the underlying terms. As of December 31, 2012, we operated 329 communities under long-term leases with operating, capital and financing lease obligations. The determination of this classification is complex and in certain situations requires a significant level of judgment. Our classification criteria is based on estimates regarding the fair value of the leased communities, minimum lease payments, effective cost of funds, the economic life of the community and certain other terms in the lease agreements as stated in our consolidated financial statements included elsewhere in this Annual Report on Form 10-K. Communities under operating leases are accounted for in our consolidated statements of operations as lease expenses for actual rent paid plus or minus straight-line adjustments for fixed or estimated minimum lease escalators and amortization of deferred gains. For communities under capital lease and lease financing obligation arrangements, a liability is established on our balance sheets and a corresponding long-term asset is recorded. Lease payments are allocated between principal and interest on the remaining base lease obligations and the lease asset is depreciated over the shorter of its useful life or the term of the lease. In addition, we amortize leasehold improvements purchased during the term of the lease over the shorter of their economic life or the lease term. Sale-leaseback transactions are recorded as lease financing obligations when the transactions include a form of continuing involvement, such as purchase options.

One of our leases provides for various additional lease payments based on changes in the interest rates on the debt underlying the lease. All of our leases contain fixed or formula based rent escalators. To the extent that the escalator increases are tied to a fixed index or rate, lease payments are accounted for on a straight-line basis over the life of the lease. In addition, we recognize all rent-free or rent holiday periods in operating leases on a straight-line basis over the lease term, including the rent holiday period.

For leases in which we are involved with the construction of the building, we account for the lease during the construction period under the provisions of ASC 840.  If we conclude that we have substantively all of the risks of ownership during construction of a leased property and therefore we are deemed the owner of the project for accounting purposes, we record an asset and related financing obligation for the amount of total project costs related to construction in progress and the pre-existing asset.  Once construction is complete, we consider the requirements under ASC 840-40 – Leases – Sale-Leaseback Transactions.  If the arrangement does not qualify for sale-leaseback accounting, we continue to amortize the financing obligation and depreciate the building over the lease term.

Allowance for Doubtful Accounts and Contractual Adjustments

Accounts receivable are reported net of an allowance for doubtful accounts, and represent our estimate of the amount that ultimately will be realized in cash. The allowance for doubtful accounts was $15.3 million and $17.0 million as of December 31, 2012 and 2011, respectively.  The adequacy of our allowance for doubtful accounts is reviewed on an ongoing basis, using historical payment trends, write-off experience, analyses of receivable portfolios by payor source and aging of receivables, as well as a review of specific accounts, and adjustments are made to the allowance as necessary. Recent changes in legislation are not expected to have a material impact on the collectability of our accounts receivable; however, changes in economic conditions could have an impact on the collection of existing receivable balances or future allowance calculations.

Approximately 80.1% and 79.5% of our resident fee revenues for the years ended December 31, 2012 and 2011, respectively, were derived from private pay customers and 19.9% and 20.5% of our resident fee revenues for the years ended December 31, 2012 and 2011, respectively, were derived from services covered by various third-party payor programs, including Medicare and Medicaid.  Billings for services under third-party payor programs are recorded net of estimated retroactive adjustments, if any, under reimbursement programs. Revenue related to these billings is recorded on an estimated basis in the period the related services are rendered and adjusted in future periods or as final settlements are determined. We accrue contractual or cost related adjustments from Medicare or Medicaid when assessed (without regard to when the assessment is paid or withheld), even if we have not agreed to or are appealing the assessment. Subsequent positive or negative adjustments to these accrued amounts are recorded in net revenues when known.

Long-Lived Assets, Goodwill and Purchase Accounting

As of December 31, 2012 and 2011, our long-lived assets were comprised primarily of $3.9 billion and $3.7 billion, respectively, of net property, plant and equipment and leasehold intangibles. In accounting for our long-lived assets, other than goodwill, we apply the provisions of ASC 360 Property, Plant and Equipment.  In connection with our formation transactions, for financial reporting purposes we recorded the non-controlling stockholders' interest at fair value. Acquisitions are accounted for using the purchase method of accounting and the purchase prices are allocated to acquired assets and liabilities based on their estimated fair values. Goodwill associated with our acquisition of ARC and our formation transactions was allocated to the respective reporting unit and included in our application of the provisions of ASC 350 Intangibles – Goodwill and Other ("ASC 350").  We account for goodwill under the provisions of ASC 350.  As of December 31, 2012 and 2011, we had $109.6 million of goodwill.

We test long-lived assets other than goodwill and indefinite-lived intangible assets for recoverability annually during our fourth quarter or whenever changes in circumstances indicate the carrying value may not be recoverable. Recoverability of an asset (group) is estimated by comparing its carrying value to the future net undiscounted cash flows expected to be generated by the asset (group). If this comparison indicates that the carrying value of an asset (group) is not recoverable, we are required to recognize an impairment loss. The impairment loss is measured by the amount by which the carrying amount of the asset (group) exceeds its estimated fair value. When an impairment loss is recognized for assets to be held and used, the carrying amount of those assets is permanently adjusted and depreciated over its remaining useful life.  During the years ended December 31, 2012 and 2011, we evaluated long-lived depreciable assets and determined that the undiscounted cash flows exceeded the carrying value of these assets for all except a small number of communities.  Estimated fair values were determined and non-cash asset impairment charges of $27.7 million and $16.9 million were taken for the years ended December 31, 2012 and 2011, respectively.  These impairment charges are primarily due to lower than expected performance of the underlying communities and the amount by which the carrying values of the assets exceed the estimated fair value or estimated selling prices.

Goodwill is not amortized, but is subject to annual or more frequent impairment testing.  We test goodwill for impairment annually during our fourth quarter, or whenever indicators exist that our goodwill may not be recoverable.  The recoverability of goodwill is required to be assessed using a two-step process. The first step requires a comparison of the estimated fair value of a reporting unit with its carrying value. If the carrying value of the reporting unit exceeds its estimated fair value, the second step requires a comparison of the implied fair value of goodwill (based on a putative purchase price allocation methodology) with its carrying value. If the carrying value of the reporting unit's goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to the excess.

In 2012, we adopted the guidance within Accounting Standards Update  2011-08, Intangibles — Goodwill and Other ("ASU 2011-08"), which allows us to first assess qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test.  Under this amendment, an entity would not be required to calculate the fair value of a reporting unit unless the entity determines, based on a qualitative assessment, that it is more likely than not that its fair value is less than its carrying amount.  In 2012, we assessed qualitative factors and determined that it was not necessary to perform the two-step quantitative goodwill impairment test.

Indefinite-lived intangible assets are tested for impairment annually during our fourth quarter or more frequently as required.  The impairment test consists of a comparison of the estimated fair value of the indefinite-lived intangible asset with its carrying value.  If the carrying amount exceeds its fair value, an impairment loss is recognized for that difference.

In estimating the fair value of long-lived assets (groups) and reporting units for purposes of our goodwill impairment test, we generally use the income approach.  The income approach utilizes future cash flow projections that are developed internally.  Any estimates of future cash flow projections necessarily involve predicting an unknown future and require significant management judgments and estimates.   In arriving at our cash flow projections, we consider our historic operating results, approved budgets and business plans, future demographic factors, expected growth rates, and other factors.  Future events may indicate differences from management's current judgments and estimates, which could, in turn, result in future impairments.  Future events that may result in impairment charges include increases in interest rates, which could impact discount rates, differences in the projected occupancy rates and changes in the cost structure of existing communities.

In using the income approach to estimate the fair value of long-lived assets (groups) and reporting units for purposes of our goodwill impairment test, we make certain key assumptions.  Those assumptions include future revenues and future facility operating expenses, and future cash flows that we would receive upon a sale of the communities using estimated capitalization rates. We corroborate the capitalization rates we use in these calculations with capitalization rates observable from recent market transactions.

Where required, future cash flows are discounted at a rate that is consistent with a weighted average cost of capital from a market participant perspective. The weighted average cost of capital is an estimate of the overall after-tax rate of return required by equity and debt holders of a business enterprise.

Although we make every reasonable effort to ensure the accuracy of our estimate of the fair value of our reporting units, future changes in the assumptions used to make these estimates could result in the recording of an impairment loss.

Stock-Based Compensation

We adopted ASC 718 Compensation – Stock Compensation ("ASC 718") in connection with initial grants of restricted stock effective August 2005, which were converted into shares of our restricted stock on September 30, 2005 in connection with our formation transaction. ASC 718 requires measurement of the cost of employee services received in exchange for stock compensation based on the grant-date fair value of the employee stock awards. Incremental compensation costs arising from subsequent modifications of awards after the grant date must be recognized when incurred.

Certain of our employee stock awards vest only upon the achievement of performance targets.  ASC 718 requires recognition of compensation cost only when achievement of performance conditions is considered probable. Consequently, our determination of the amount of stock compensation expense requires a significant level of judgment in estimating the probability of achievement of these performance targets. Additionally, we must make estimates regarding employee forfeitures in determining compensation expense. Subsequent changes in actual experience are monitored and estimates are updated as information is available.

Litigation

Litigation is inherently uncertain and the outcome of individual litigation matters is not predictable with assurance.  As described in Note 21 to the consolidated financial statements, we are involved in various legal actions and claims incidental to the conduct of our business which are comparable to other companies in the senior living and healthcare industries.  We have established loss provisions for matters in which losses are probable and can be reasonably estimated. In other instances, we may not be able to make a reasonable estimate of any liability because of uncertainties related to the outcome and/or the amount or range of losses. Changes in our current estimates, due to unanticipated events or otherwise, could have a material impact on our financial condition and results of operations.

New Accounting Pronouncements

The information required by this Item is provided in Note 2 of the notes to the consolidated financial statements contained in "Item 8. Financial Statements and Supplementary Data".

Liquidity and Capital Resources

The following is a summary of cash flows from operating, investing and financing activities, as reflected in the Consolidated Statements of Cash Flows (dollars in thousands):

	Year Ended December 31,
	2012	2011
Cash provided by operating activities	$290,969	$268,427
Cash used in investing activities	(455,334)	(203,899)
Cash provided by (used in) financing activities	202,769	(115,519)
Net increase (decrease) in cash and cash equivalents	38,404	(50,991)
Cash and cash equivalents at beginning of year	30,836	81,827
Cash and cash equivalents at end of year	$69,240	$30,836

The increase in cash provided by operating activities was attributable primarily to increased cash provided by changes in working capital and, to a lesser extent, improved operating results.

The increase in cash used in investing activities was primarily attributable to an increase in cash paid for acquisitions and spending on property, plant, equipment, and leasehold intangibles. The increase was partially offset by the sale of restricted marketable securities. Additionally, the prior year includes cash received from restricted cash and escrow deposits related to the release of escrows on a recently opened entrance fee CCRC and from the sale of assets.

The change in cash related to financing activities year over year was primarily attributable to an increase in the proceeds from debt related to the financing of current year acquisitions and a decrease in repayments of debt, as the prior year included both the repayment of debt on a recently opened entrance fee CCRC when entrance fees originally escrowed were released in accordance with state regulations, as well as repayments of debt from proceeds received in connection with the convertible debt offering in June 2011.  Additionally, there was an increase in the cash portion of the loss on extinguishment of debt and we repurchased 1,217,100 shares of our common stock at an aggregate cost of $17.6 million in the prior year.

Our principal sources of liquidity have historically been from:

•	cash balances on hand;
•	cash flows from operations;
•	proceeds from our credit facilities;
•	proceeds from mortgage financing or refinancing of various assets;
•	funds generated through joint venture arrangements or sale-leaseback transactions; and
•	with somewhat lesser frequency, funds raised in the debt or equity markets and proceeds from the selective disposition of underperforming and/or non-core assets.

Over the longer-term, we expect to continue to fund our business through these principal sources of liquidity.

Our liquidity requirements have historically arisen from:

•	working capital;
•	operating costs such as employee compensation and related benefits, general and administrative expense and supply costs;
•	debt service and lease payments;
•	acquisition consideration and transaction costs;
•	cash collateral required to be posted in connection with our interest rate swaps and related financial instruments;
•	capital expenditures and improvements, including the expansion of our current communities and the development of new communities;
•	dividend payments;
•	purchases of common stock under our share repurchase authorizations; and
•	other corporate initiatives (including integration and branding).

Over the near-term, we expect that our liquidity requirements will primarily arise from:

•	working capital;
•	operating costs such as employee compensation and related benefits, general and administrative expense and supply costs;
•	debt service and lease payments;
•	capital expenditures and improvements, including the expansion, redevelopment and repositioning of our current communities and the development of new communities;
•	other corporate initiatives (including information systems and branding);
•	acquisition consideration and transaction costs; and
•	purchases of common stock under our share repurchase authorization.

We are highly leveraged and have significant debt and lease obligations.  As of December 31, 2012, we have three principal corporate-level debt obligations:  our $230.0 million revolving credit facility, our $316.3 million convertible senior notes due 2018 and separate secured and unsecured letter of credit facilities providing for up to $92.5 million of letters of credit in the aggregate.  The remainder of our indebtedness is generally comprised of non-recourse property-level mortgage financings.

At December 31, 2012, we had $2.3 billion of debt outstanding, excluding capital lease obligations and our line of credit, at a weighted-average interest rate of 4.52% (calculated using an imputed interest rate of 7.5% for our $316.3 million convertible senior notes due 2018).  At December 31, 2012, we had $319.7 million of capital and financing lease obligations, $80.0 million was drawn on our revolving credit facility, and $78.1 million of letters of credit had been issued under our letter of credit facilities.  Approximately $509.5 million of our debt and capital lease obligations are due on or before December 31, 2013.  We also have substantial operating lease obligations and capital expenditure requirements.  For the year ending December 31, 2013, we will be required to make approximately $277.7 million of payments in connection with our existing operating leases.

We had $69.2 million of cash and cash equivalents at December 31, 2012, excluding cash and escrow deposits-restricted and lease security deposits of $144.4 million in the aggregate.  As of that date, we also had $191.4 million of availability on our revolving credit facility (of which $80.0 million had been drawn as of December 31, 2012).

At December 31, 2012, we had $821.9 million of negative working capital, which includes the classification of $465.6 million of mortgage notes payable and $260.9 million of refundable entrance fees as current liabilities.  Although the mortgage notes payable are scheduled to mature on or prior to December 31, 2013, we have the option, subject to the satisfaction of customary conditions (such as the absence of a material adverse change), to extend the maturity of approximately $205.5 million of certain mortgages payable included in such debt until 2018 or later, as the instruments associated with such mortgages payable provide that we can extend the respective maturity dates for terms of five to seven years from the existing maturity dates. We presently anticipate that we will either satisfy the conditions precedent for extending these obligations and will exercise the extension options or we will refinance or repay the $465.6 million of mortgage notes payable at or prior to maturity.  Based upon our historical operating experience, we anticipate that only 9.0% to 12.0% of the refundable entrance fee liabilities will actually come due, and be required to be settled in cash, during the next 12 months. We expect that any entrance fee liabilities due within the next 12 months will be fully offset by the proceeds generated by subsequent entrance fee sales.  Entrance fee sales, net of refunds paid, provided $55.3 million of cash for the year ended December 31, 2012.

For the year ending December 31, 2013, we anticipate that we will make investments of approximately $150.0 million to $165.0 million for net capital expenditures (excluding expenditures related to our Program Max initiative discussed below), comprised of approximately $40.0 million to $45.0 million of net recurring capital expenditures and approximately $110.0 million to $120.0 million of expenditures relating to other major projects (including corporate initiatives).  These major projects include unusual or non-recurring capital projects, projects which create new or enhanced economics, such as major renovations or repositioning projects at our communities, integration related expenditures (including the cost of developing information systems), and expenditures supporting the expansion of our ancillary services programs.  For the year ended December 31, 2012, we spent approximately $38.3 million for net recurring capital expenditures and approximately $110.5 million for expenditures relating to other major projects and corporate initiatives.

In addition, we have increased our efforts with respect to the expansion, redevelopment and repositioning of our communities through our Program Max initiative.  We anticipate making net investments of approximately $75.0 million to $85.0 million over the next 12 months in connection with recently initiated or currently planned projects.  For the year ended December 31, 2012, we spent approximately $42.8 million in connection with our Program Max initiative.

During 2013, we anticipate that our capital expenditures will be funded from cash on hand, cash flows from operations, lessor reimbursement and amounts drawn on our credit facility.

As opportunities arise, we plan to continue to take advantage of the fragmented senior housing and care sectors by selectively purchasing existing operating companies, asset portfolios, home health agencies and communities. We may also seek to acquire the fee interest in communities that we currently lease or manage.

We expect to continue to assess our financing alternatives periodically and access the capital markets opportunistically.  If our existing resources are insufficient to satisfy our liquidity requirements, or if we enter into an acquisition or strategic arrangement with another company, we may need to sell additional equity or debt securities. Any such sale of additional equity securities will dilute the interests of our existing stockholders, and we cannot be certain that additional public or private financing will be available in amounts or on terms acceptable to us, if at all (particularly given current market conditions). If we are unable to obtain this additional financing, we may be required to delay, reduce the scope of, or eliminate one or more aspects of our business development activities, any of which could reduce the growth of our business.

We currently estimate that our existing cash flows from operations, together with existing working capital, amounts available under our credit facility and, to a lesser extent, proceeds from anticipated financings and refinancings of various assets, will be sufficient to fund our liquidity needs for at least the next 12 months, assuming that the overall economy does not substantially deteriorate.

Our actual liquidity and capital funding requirements depend on numerous factors, including our operating results, the actual level of capital expenditures, our expansion, development and acquisition activity, general economic conditions and the cost of capital.  Shortfalls in cash flows from operating results or other principal sources of liquidity may have an adverse impact on our ability to execute our business and growth strategies.  The current volatility in the credit and financial markets may also have an adverse impact on our liquidity by making it more difficult for us to obtain financing or refinancing.  As a result, this may impact our ability to grow our business, maintain capital spending levels, expand certain communities, or execute other aspects of our business strategy.  In order to continue some of these activities at historical or planned levels, we may incur additional indebtedness or lease financing to provide additional funding.  There can be no assurance that any such additional financing will be available or on terms that are acceptable to us.

As of December 31, 2012, we are in compliance with the financial covenants of our outstanding debt and lease agreements.

Credit Facilities

On January 31, 2011, we entered into an amended and restated credit agreement with General Electric Capital Corporation, as administrative agent and lender, and the other lenders from time to time parties thereto. The amended credit agreement amended and restated in its entirety our existing credit agreement dated as of February 23, 2010, as previously amended.  The amended credit agreement increased the commitment under the credit facility from $120.0 million to $200.0 million and extended the maturity date to January 31, 2016.  Effective February 23, 2011, the commitment under the amended and restated credit agreement was further increased to $230.0 million.

The revolving line of credit can be used to finance acquisitions and fund working capital and capital expenditures and for other general corporate purposes.

The facility is secured by a first priority lien on certain of our communities. The availability under the line will vary from time to time as it is based on borrowing base calculations related to the value and performance of the communities securing the facility.

Amounts drawn under the facility bear interest at 90-day LIBOR plus an applicable margin, as described below. For purposes of determining the interest rate, in no event will LIBOR be less than 2%. The applicable margin varies with the percentage of total commitment drawn, with a 4.5% margin at 35% or lower utilization, a 5.0% margin at utilization greater than 35% but less than or equal to 50% and a 5.5% margin at greater than 50% utilization. We are also required to pay a quarterly commitment fee of 1.0% per annum on the unused portion of the facility.

The credit agreement contains typical affirmative and negative covenants, including financial covenants with respect to minimum consolidated fixed charge coverage and minimum consolidated tangible net worth. A violation of any of these covenants could result in a default under the credit agreement, which would result in termination of all commitments under the credit agreement and all amounts owing under the credit agreement and certain other loan agreements becoming immediately due and payable.

As of December 31, 2012, we had an available secured line of credit with a $230.0 million commitment and $191.4 million of availability (of which $80.0 million had been drawn as of that date).  We also had secured and unsecured letter of credit facilities of up to $92.5 million in the aggregate as of December 31, 2012.  Letters of credit totaling $78.1 million had been issued under these facilities as of that date.

Convertible Debt Offering

In June 2011, we completed a registered offering of $316.3 million aggregate principal amount of 2.75% convertible senior notes (the "Notes"). We received net proceeds of approximately $308.2 million after the deduction of underwriting commissions and offering expenses.  We used a portion of the net proceeds to pay our cost of the convertible note hedge transactions described below, taking into account our proceeds from the warrant transactions described below, and used the balance of the net proceeds to repay existing outstanding debt.

The Notes are senior unsecured obligations and rank equally in right of payment to all of our other senior unsecured debt, if any. The Notes will be senior in right of payment to any of our debt which is subordinated by its terms to the Notes (if any). The Notes are also structurally subordinated to all debt and other liabilities and commitments (including trade payables) of our subsidiaries. The Notes are also effectively subordinated to our secured debt to the extent of the assets securing such debt.

The Notes bear interest at 2.75% per annum, payable semi-annually in cash.  The Notes are convertible at an initial conversion rate of 34.1006 shares of our common stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $29.325 per share), subject to adjustment. Holders may convert their Notes at their option prior to the close of business on the second trading day immediately preceding the stated maturity date only under the following circumstances:  (i) during any fiscal quarter commencing after the fiscal quarter ending September 30, 2011, if the last reported sale price of our common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on each applicable trading day; (ii) during the five business day period after any five consecutive trading day period (the "measurement period"), in which the trading price per $1,000 principal amount of notes for each trading day of that measurement period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on each such day; or (iii) upon the occurrence of specified corporate events.  On and after March 15, 2018, until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert their Notes at any time, regardless of the foregoing circumstances.  Unconverted Notes mature at par in June 2018.

Upon conversion, we will satisfy our conversion obligation by paying or delivering, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock at our election.  It is our current intent and policy to settle the principal amount of the Notes (or, if less, the amount of the conversion obligation) in cash upon conversion.

In addition, following certain corporate transactions, we will increase the conversion rate for a holder who elects to convert in connection with such transaction by a number of additional shares of common stock as set forth in the supplemental indenture governing the Notes.

In connection with the offering of the Notes, in June 2011, we entered into convertible note hedge transactions (the "Convertible Note Hedges") with certain financial institutions (the "Hedge Counterparties"). The Convertible Note Hedges cover, subject to customary anti-dilution adjustments, 10,784,315 shares of common stock.  We also entered into warrant transactions with the Hedge Counterparties whereby the Company sold to the Hedge Counterparties warrants to acquire, subject to customary anti-dilution adjustments, up to 10,784,315 shares of common stock (the "Sold Warrant Transactions").  The warrants have a strike price of $40.25 per share, subject to customary anti-dilution adjustments.

The Convertible Note Hedges are expected to reduce the potential dilution with respect to common stock upon conversion of the Notes in the event that the price per share of common stock at the time of exercise is greater than the strike price of the Convertible Note Hedges, which corresponds to the initial conversion price of the Notes and is similarly subject to customary anti-dilution adjustments. If, however, the price per share of common stock exceeds the strike price of the Sold Warrant Transactions when they expire, there would be additional dilution from the issuance of common stock pursuant to the warrants.

The Convertible Note Hedges and Sold Warrant Transactions are separate transactions (in each case entered into by us and the Hedge Counterparties), are not part of the terms of the Notes and will not affect the holders' rights under the Notes. Holders of the Notes do not have any rights with respect to the Convertible Note Hedges or the Sold Warrant Transactions.

These hedging transactions had a net cost of approximately $31.9 million, which was paid from the proceeds of the Notes and recorded as a reduction of additional paid-in capital.

Contractual Commitments

The following table presents a summary of our material indebtedness, including the related interest payments, lease and other contractual commitments, as of December 31, 2012.

		Payments Due by Twelve Months Ending December 31,
	Total	2013	2014	2015	2016	2017	Thereafter
	(dollars in thousands)
Contractual Obligations:
Long-term debt obligations(1)	$2,883,406	$579,272	$251,953	$126,911	$194,803	$396,680	$1,333,787
Capital lease obligations(1)	483,150	55,828	55,065	53,401	46,957	60,494	211,405
Operating lease obligations(2)	1,978,916	277,684	268,164	259,624	256,463	232,445	684,536
Refundable entrance fee obligations(3)	260,895	28,745	28,745	28,745	28,745	28,745	117,170
Total contractual obligations	$5,606,367	$941,529	$603,927	$468,681	$526,968	$718,364	$2,346,898

Total commercial construction commitments	$41,480	$41,480	$—	$—	$—	$—	$—

(1)	Includes contractual interest for all fixed-rate obligations and assumes interest on variable rate instruments at the December 31, 2012 rate after giving effect to in-place interest rate swaps.
(2)	Reflects future cash payments after giving effect to non-contingent lease escalators and assumes payments on variable rate instruments at the December 31, 2012 rate.
(3)	Future refunds of entrance fees are estimated based on historical payment trends. These refund obligations are generally offset by proceeds received from resale of the vacated apartment units. Historically, proceeds from resales of entrance fee units each year generally offset refunds paid and generate excess cash to us.

The foregoing amounts exclude outstanding letters of credit of $78.1 million as of December 31, 2012.

Company Indebtedness, Long-term Leases and Hedging Agreements

Indebtedness

As of December 31, 2012, we have three principal corporate-level debt obligations: our $230.0 million revolving credit facility, our $316.3 million convertible senior notes due 2018 and separate secured and unsecured letter of credit facilities providing for up to $92.5 million of letters of credit in the aggregate.  The remainder of our indebtedness is generally comprised of non-recourse property-level mortgage financings.

As of December 31, 2012 and 2011, our outstanding property-level secured debt and capital leases were $2.3 billion and $2.2 billion, respectively. In accordance with applicable accounting pronouncements, as of December 31, 2012, the current portion of long-term debt within our consolidated financial statements reflects approximately $465.6 million and $30.1 million of our mortgage notes payable and capital lease obligations, respectively, due within the next 12 months. Although the mortgage notes payable are scheduled to mature on or prior to December 31, 2013, we have the option, subject to the satisfaction of customary conditions (such as the absence of a material adverse change), to extend the maturity of approximately $205.5 million of certain mortgages payable included in such debt until 2018 or later, as the instruments associated with such mortgages payable provide that we can extend the respective maturity dates for terms of five to seven years from the existing maturity dates. We presently anticipate that we will either satisfy the conditions precedent for extending these obligations and will exercise the extension options or we will refinance or repay the $465.6 million of mortgage notes payable at or prior to maturity.

During 2012, we incurred $394.9 million of property-level debt primarily related to the financing of acquisitions, the expansion of certain communities, the refinancing of existing debt and the releveraging of certain assets.  Approximately $303.8 million of the new debt was issued at a variable interest rate and the remaining $91.1 million was issued at a fixed interest rate.  Refer to the notes to the consolidated financial statements for a detailed discussion of the new debt and related terms.

We have secured self-insured retention risk under workers' compensation and general liability and professional liability programs with cash and letters of credit.  Cash securing the programs aggregated $16.1 million and $17.3 million as of December 31, 2012 and 2011, respectively.  Letters of credit securing the programs aggregated $40.7 million as of December 31, 2012 and 2011.

As of December 31, 2012, we are in compliance with the financial covenants of our outstanding debt agreements.

Long-Term Leases

As of December 31, 2012, we have 329 communities operated under long-term leases. The leases relating to these communities are generally fixed rate leases with annual escalators that are either fixed or tied to changes in leased property revenue or the consumer price index.

One portfolio lease has a floating-rate debt component built into the lease payments.  The lease includes $74.0 million of variable rate mortgages and/or tax exempt debt that is credit enhanced.

For the year ended December 31, 2012, our minimum annual cash lease payments for our capital/financing leases and operating leases were $56.6 million and $280.0 million, respectively.

As of December 31, 2012, we are in compliance with the financial covenants of our capital and operating leases.

Hedging

In the normal course of business, we use a variety of financial instruments to mitigate interest rate risk.  We have entered into certain interest rate protection and swap agreements to effectively cap or convert floating rate debt to a fixed rate basis.  As of December 31, 2012, we have $589.6 million in aggregate notional amount of interest rate caps, $27.4 million in aggregate notional amount of swaps and $236.5 million of variable rate debt, excluding our secured line of credit and capital lease obligations, that is not subject to any cap or swap agreements.

All derivative instruments are recognized as either assets or liabilities in the consolidated balance sheet at fair value.

The following table summarizes the Company's swap instruments at December 31, 2012 (dollars in thousands):

Current notional balance	$27,373
Highest possible notional	$27,373
Lowest interest rate	5.49%
Highest interest rate	5.49%
Average fixed rate	5.49%
Earliest maturity date	2016
Latest maturity date	2016
Weighted average original maturity	5.0 years
Estimated liability fair value (included in other liabilities at December 31, 2012)	$(1,833)
Estimated liability fair value (included in other liabilities at December 31, 2011)	$(2,809)

The following table summarizes the Company's cap instruments at December 31, 2012 (dollars in thousands):

Current notional balance	$589,568
Highest possible notional	$589,568
Lowest interest cap rate	5.00%
Highest interest cap rate	6.06%
Average fixed cap rate	5.43%
Earliest maturity date	2013
Latest maturity date	2018
Weighted average original maturity	3.5 years
Estimated asset fair value (included in other assets at December 31, 2012)	$495
Estimated asset fair value (included in other assets at December 31, 2011)	$—

Impacts of Inflation

Resident fees from the communities we own or lease and management fees from communities we manage for third parties are our primary sources of revenue. These revenues are affected by the amount of monthly resident fee rates and community occupancy rates. The rates charged are highly dependent on local market conditions and the competitive environment in which our communities operate. Substantially all of our retirement center, assisted living, and CCRC residency agreements allow for adjustments in the monthly fee payable not less frequently than every 12 or 13 months which enables us to seek increases in monthly fees due to inflation, increased levels of care or other factors. Any pricing increase would be subject to market and competitive conditions and could result in a decrease in occupancy in the communities. We believe, however, that our ability to periodically adjust the monthly fee serves to reduce the adverse effect of inflation. In addition, employee compensation expense is a principal element of facility operating costs and is also dependent upon local market conditions. There can be no assurance that resident fees will increase or that costs will not increase due to inflation or other causes.

At December 31, 2012, approximately $841.5 million of our indebtedness, excluding our line of credit, bears interest at floating rates. We have mitigated our exposure to floating rates by using interest rate swaps and interest rate caps under our debt/lease arrangements. Inflation, and its impact on floating interest rates, could affect the amount of interest payments due on our line of credit.

Off-Balance Sheet Arrangements

The equity method of accounting has been applied in the accompanying financial statements with respect to our investment in unconsolidated ventures that are not considered VIEs as we do not possess a controlling financial interest. We do not believe these off-balance sheet arrangements have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Non-GAAP Financial Measures

A non-GAAP financial measure is generally defined as one that purports to measure historical or future financial performance, financial position or cash flows, but excludes or includes amounts that would not be so adjusted in the most comparable GAAP measure. In this report, we define and use the non-GAAP financial measures Adjusted EBITDA, Cash From Facility Operations and Facility Operating Income, as set forth below.

Adjusted EBITDA

Definition of Adjusted EBITDA

We define Adjusted EBITDA as follows:

Net income (loss) before:

•	provision (benefit) for income taxes;

•	non-operating (income) expense items;

•	(gain) loss on sale or acquisition of communities (including gain (loss) on facility lease termination);

•	depreciation and amortization (including non-cash impairment charges);

•	straight-line lease expense (income);

•	amortization of deferred gain;

•	amortization of deferred entrance fees;

•	non-cash stock-based compensation expense; and

•	change in future service obligation;

and including:

•	entrance fee receipts and refunds (excluding (i) first generation entrance fee receipts from the sale of units at a recently opened entrance fee CCRC prior to stabilization and (ii) first generation entrance fee refunds not replaced by second generation entrance fee receipts at the recently opened community prior to stabilization).

In the first quarter of 2012, we revised the definition of Adjusted EBITDA to clarify the point at which first generation entrance fee receipts and refunds at recently opened entrance fee CCRCs will be included.  We determine the stabilization date of recently opened entrance fee communities to be the first day of the first full fiscal quarter occurring two years subsequent to the community's opening date for occupancy of all levels of care on the campus.

As a result of this change, beginning in the first quarter of 2012, we include all net entrance fee activity from a recently opened entrance fee CCRC in our non-GAAP financial measures.  For the year ended December 31, 2012, first generation net entrance fee receipts which would have been excluded under the previous definition of Adjusted EBITDA were $3.6 million.

Management's Use of Adjusted EBITDA

We use Adjusted EBITDA to assess our overall financial and operating performance.  We believe this non-GAAP measure, as we have defined it, is helpful in identifying trends in our day-to-day performance because the items excluded have little or no significance on our day-to-day operations.  This measure provides an assessment of controllable expenses and affords management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieve optimal financial performance.  It provides an indicator for management to determine if adjustments to current spending decisions are needed.

Adjusted EBITDA provides us with a measure of financial performance, independent of items that are beyond the control of management in the short-term, such as the change in the liability for the obligation to provide future services under existing lifecare contracts, depreciation and amortization (including non-cash impairment charges), straight-line lease expense (income), taxation and interest expense associated with our capital structure.  This metric measures our financial performance based on operational factors that management can impact in the short-term, namely the cost structure or expenses of the organization.  Adjusted EBITDA is one of the metrics used by senior management and the board of directors to review the financial performance of the business on a monthly basis.  Adjusted EBITDA is also used by research analysts and investors to evaluate the performance of and value companies in our industry.

Limitations of Adjusted EBITDA

Adjusted EBITDA has limitations as an analytical tool.  It should not be viewed in isolation or as a substitute for GAAP measures of earnings.  Material limitations in making the adjustments to our earnings to calculate Adjusted EBITDA, and using this non-GAAP financial measure as compared to GAAP net income (loss), include:

•	the cash portion of interest expense, income tax (benefit) provision and non-recurring charges related to gain (loss) on sale of communities and extinguishment of debt activities generally represent charges (gains), which may significantly affect our financial results; and

•	depreciation and amortization, though not directly affecting our current cash position, represent the wear and tear and/or reduction in value of our communities, which affects the services we provide to our residents and may be indicative of future needs for capital expenditures.

An investor or potential investor may find this item important in evaluating our performance, results of operations and financial position.  We use non-GAAP financial measures to supplement our GAAP results in order to provide a more complete understanding of the factors and trends affecting our business.

Adjusted EBITDA is not an alternative to net income, income from operations or cash flows provided by or used in operations as calculated and presented in accordance with GAAP.  You should not rely on Adjusted EBITDA as a substitute for any such GAAP financial measure.  We strongly urge you to review the reconciliation of Adjusted EBITDA to GAAP net income (loss), along with our consolidated financial statements included herein.  We also strongly urge you to not rely on any single financial measure to evaluate our business.  In addition, because Adjusted EBITDA is not a measure of financial performance under GAAP and is susceptible to varying calculations, the

Adjusted EBITDA measure, as presented in this report, may differ from and may not be comparable to similarly titled measures used by other companies.

The table below shows the reconciliation of our net loss to Adjusted EBITDA for the years ended December 31, 2012, 2011, and 2010 (dollars in thousands):

	Years Ended December 31(1),
	2012	2011	2010
Net loss	$(66,467)	$(69,050)	$(49,886)
Provision (benefit) for income taxes	1,519	1,780	(32,062)
Other non-operating (income) expense	(593)	(56)	1,454
Equity in loss (earnings) of unconsolidated ventures	3,488	(1,432)	(168)
Loss on extinguishment of debt, net	221	18,863	1,557
Interest expense:
Debt	98,183	93,229	102,245
Capitalized lease obligation	30,155	31,644	30,396
Amortization of deferred financing costs and debt discount	18,081	13,427	8,963
Change in fair value of derivatives and amortization	364	3,878	4,118
Interest income	(4,012)	(3,538)	(2,238)
Income from operations	80,939	88,745	64,379
(Gain) loss on facility lease termination	(11,584)	—	4,608
Loss on sale of communities, net	—	—	(3,298)
Loss (gain) on acquisition	636	(1,982)	—
Depreciation and amortization	252,281	268,506	292,341
Asset impairment	27,677	16,892	13,075
Straight-line lease expense	6,668	8,608	10,521
Amortization of deferred gain	(4,372)	(4,373)	(4,343)
Amortization of entrance fees	(25,362)	(23,966)	(22,782)
Non-cash stock-based compensation expense	25,520	19,856	20,759
Change in future service obligation	2,188	—	(1,064)
Entrance fee receipts(2)	82,705	67,989	73,906
First generation entrance fees received(3)	—	(12,617)	(18,548)
Entrance fee disbursements(4)	(27,356)	(24,993)	(21,060)
Adjusted EBITDA	$409,940	$402,665	$408,494

(1)	The calculation of Adjusted EBITDA includes integration, transaction-related and EMR roll-out costs of $23.5 million and $14.4 million for the years ended December 31, 2012 and 2011, respectively. There were no such costs in 2010.
(2)	Includes the receipt of refundable and non-refundable entrance fees.
(3)	First generation entrance fees received represents initial entrance fees received from the sale of units at a recently opened entrance fee CCRC prior to stabilization.
(4)	Entrance fee refunds disbursed excludes $0.8 million of first generation entrance fee refunds not replaced by second generation entrance fee receipts at a recently opened entrance fee CCRC prior to stabilization for the year ended December 31, 2011.

Cash From Facility Operations

Definition of Cash From Facility Operations

We define Cash From Facility Operations (CFFO) as follows:

Net cash provided by (used in) operating activities adjusted for:

•	changes in operating assets and liabilities;
•	deferred interest and fees added to principal;
•	refundable entrance fees received;
•	first generation entrance fee receipts at a recently opened entrance fee CCRC prior to stabilization;
•	entrance fee refunds disbursed adjusted for first generation entrance fee refunds not replaced by second generation entrance fee receipts at the recently opened community prior to stabilization;
•	lease financing debt amortization with fair market value or no purchase options;
•	gain (loss) on facility lease termination;
•	recurring capital expenditures, net;
•	distributions from unconsolidated ventures from cumulative share of net earnings;
•	CFFO from unconsolidated ventures; and
•	other.

Recurring capital expenditures include routine expenditures capitalized in accordance with GAAP that are funded from current operations. Amounts excluded from recurring capital expenditures consist primarily of major projects, renovations, community repositionings, expansions, systems projects or other non-recurring or unusual capital items (including integration capital expenditures) or community purchases that are funded using lease or financing proceeds, available cash and/or proceeds from the sale of communities that are held for sale.

In the first quarter of 2012, we revised the definition of CFFO to clarify the point at which first generation entrance fee receipts and refunds at recently opened entrance fee CCRCs will be included.  We determine the stabilization date of recently opened entrance fee communities to be the first day of the first full fiscal quarter occurring two years subsequent to the community's opening date for occupancy of all levels of care on the campus.

As a result of this change, beginning in the first quarter of 2012, we include all net entrance fee activity from a recently opened entrance fee CCRC in our non-GAAP financial measures.  For the year ended December 31, 2012, first generation net entrance fee receipts which would have been excluded under the previous definition of CFFO were $3.6 million.

Management's Use of Cash From Facility Operations

We use CFFO to assess our overall liquidity.  This measure provides an assessment of controllable expenses and affords management the ability to make decisions which are expected to facilitate meeting current financial and liquidity goals as well as to achieve optimal financial performance.  It provides an indicator for management to determine if adjustments to current spending decisions are needed.

This metric measures our liquidity based on operational factors that management can impact in the short-term, namely the cost structure or expenses of the organization.  CFFO is one of the metrics used by our senior management and board of directors (i) to review our ability to service our outstanding indebtedness (including our credit facilities and long-term leases), (ii) to review our ability to pay dividends to stockholders, (iii) to review our ability to make regular recurring capital expenditures to maintain and improve our communities on a period-to-period basis, (iv) for planning purposes, including preparation of our annual budget, (v) in making compensation determinations for certain of our associates (including our named executive officers) and (vi) in setting various covenants in our credit agreements.  These agreements generally require us to escrow or spend a minimum of between $250 and $450 per unit per year.  Historically, we have spent in excess of these per unit amounts; however, there is no assurance that we will have funds available to escrow or spend these per unit amounts in the future.  If we do not escrow or spend the required minimum annual amounts, we would be in default of the applicable debt or lease agreement which could trigger cross default provisions in our outstanding indebtedness and lease arrangements.

Limitations of Cash From Facility Operations

CFFO has limitations as an analytical tool.  It should not be viewed in isolation or as a substitute for GAAP measures of cash flow from operations.  CFFO does not represent cash available for dividends or discretionary expenditures, since we may have mandatory debt service requirements or other non-discretionary expenditures not reflected in the measure.  Material limitations in making the adjustment to our cash flow from operations to calculate CFFO, and using this non-GAAP financial measure as compared to GAAP operating cash flows, include:

•	the cash portion of interest expense, income tax (benefit) provision and non-recurring charges related to gain (loss) on sale of communities and extinguishment of debt activities generally represent charges (gains), which may significantly affect our financial results; and

•	depreciation and amortization, though not directly affecting our current cash position, represent the wear and tear and/or reduction in value of our communities, which affects the services we provide to our residents and may be indicative of future needs for capital expenditures.

We believe CFFO is useful to investors because it assists their ability to meaningfully evaluate (1) our ability to service our outstanding indebtedness, including our credit facilities and capital and financing leases, (2) our ability to pay dividends to stockholders and (3) our ability to make regular recurring capital expenditures to maintain and improve our communities.

CFFO is not an alternative to cash flows provided by or used in operations as calculated and presented in accordance with GAAP.  You should not rely on CFFO as a substitute for any such GAAP financial measure.  We strongly urge you to review the reconciliation of CFFO to GAAP net cash provided by (used in) operating activities, along with our consolidated financial statements included herein.  We also strongly urge you to not rely on any single financial measure to evaluate our business.  In addition, because CFFO is not a measure of financial performance under GAAP and is susceptible to varying calculations, the CFFO measure, as presented in this report, may differ from and may not be comparable to similarly titled measures used by other companies.

The table below shows the reconciliation of net cash provided by operating activities to CFFO for the years ended December 31, 2012, 2011 and 2010 (dollars in thousands):

	Years Ended December 31(1),
	2012	2011	2010
Net cash provided by operating activities	$290,969	$268,427	$228,244
Changes in operating assets and liabilities	(20,698)	20,914	46,674
Refundable entrance fees received (2)(3)	42,600	29,611	36,420
First generation entrance fees received(4)	—	(12,617)	(18,548)
Entrance fee refunds disbursed(5)	(27,356)	(24,993)	(21,060)
Recurring capital expenditures, net	(38,306)	(33,661)	(27,969)
Lease financing debt amortization with fair market value or no purchase options	(12,120)	(10,465)	(8,972)
Loss on facility lease termination	—	—	4,608
Distributions from unconsolidated ventures from cumulative share of net earnings	(1,507)	(582)	(775)
CFFO from unconsolidated ventures	5,376	3,289	2,050
Cash From Facility Operations	$238,958	$239,923	$240,672

(1)	The calculation of Cash From Facility Operations includes integration, transaction-related and EMR roll-out costs of $23.5 million and $14.4 million for the years ended December 31, 2012 and 2011, respectively. There were no such costs in 2010.
(2)	Entrance fee receipts include promissory notes issued to the Company by the resident in lieu of a portion of the entrance fees due. Notes issued (net of collections) for the years ended December 31, 2012, 2011 and 2010 were $0.2 million, $3.3 million and $1.7 million, respectively.

(3)	Total entrance fee receipts for the year ended December 31, 2012, 2011 and 2010 were $82.7 million, $68.0 million, and $73.9 million, respectively, including $40.1 million, $38.4 million and $37.5 million, respectively, of non-refundable entrance fee receipts included in net cash provided by operating activities.
(4)	First generation entrance fees received represents initial entrance fees received from the sale of units at a recently opened entrance fee CCRC prior to stabilization.
(5)	Entrance fee refunds disbursed excludes $0.8 million of first generation entrance fee refunds not replaced by second generation entrance fee receipts at a recently opened entrance fee CCRC prior to stabilization for the year ended December 31, 2011.

Facility Operating Income

Definition of Facility Operating Income

We define Facility Operating Income as follows:

Net income (loss) before:

•	provision (benefit) for income taxes;

•	non-operating (income) expense items;

•	(gain) loss on sale or acquisition of communities (including gain (loss) on facility lease termination);

•	depreciation and amortization (including non-cash impairment charges);

•	facility lease expense;

•	general and administrative expense, including non-cash stock-based compensation expense;

•	change in future service obligation;

•	amortization of deferred entrance fee revenue; and

•	management fees.

Management's Use of Facility Operating Income

We use Facility Operating Income to assess our facility operating performance.  We believe this non-GAAP measure, as we have defined it, is helpful in identifying trends in our day-to-day facility performance because the items excluded have little or no significance on our day-to-day facility operations.  This measure provides an assessment of revenue generation and expense management and affords management the ability to make decisions which are expected to facilitate meeting current financial goals as well as to achieve optimal facility financial performance.  It provides an indicator for management to determine if adjustments to current spending decisions are needed.

Facility Operating Income provides us with a measure of facility financial performance, independent of items that are beyond the control of management in the short-term, such as the change in the liability for the obligation to provide future services under existing lifecare contracts, depreciation and amortization (including non-cash impairment charges), straight-line lease expense (income), taxation and interest expense associated with our capital structure.  This metric measures our facility financial performance based on operational factors that management can impact in the short-term, namely the cost structure or expenses of the organization.  Facility Operating Income is one of the metrics used by our senior management and board of directors to review the financial performance of the business on a monthly basis.  Facility Operating Income is also used by research analysts and investors to evaluate the performance of and value companies in our industry by investors, lenders and lessors.  In addition, Facility Operating Income is a common measure used in the industry to value the acquisition or sales price of communities and is used as a measure of the returns expected to be generated by a community.

A number of our debt and lease agreements contain covenants measuring Facility Operating Income to gauge debt or lease coverages.  The debt or lease coverage covenants are generally calculated as facility net operating income (defined as total operating revenue less operating expenses, all as determined on an accrual basis in accordance with GAAP).  For purposes of the coverage calculation, the lender or lessor will further require a pro forma adjustment to facility operating income to include a management fee (generally 4% to 5% of operating revenue) and an annual capital reserve (generally $250 to $450 per unit).  An investor or potential investor may find this item important in evaluating our performance, results of operations and financial position, particularly on a facility-by-facility basis.

Limitations of Facility Operating Income

Facility Operating Income has limitations as an analytical tool.  It should not be viewed in isolation or as a substitute for GAAP measures of earnings.  Material limitations in making the adjustments to our earnings to calculate Facility Operating Income, and using this non-GAAP financial measure as compared to GAAP net income (loss), include:

•	interest expense, income tax (benefit) provision and non-recurring charges related to gain (loss) on sale of communities and extinguishment of debt activities generally represent charges (gains), which may significantly affect our financial results; and

•	depreciation and amortization, though not directly affecting our current cash position, represent the wear and tear and/or reduction in value of our communities, which affects the services we provide to our residents and may be indicative of future needs for capital expenditures.

An investor or potential investor may find this item important in evaluating our performance, results of operations and financial position on a facility-by-facility basis.  We use non-GAAP financial measures to supplement our GAAP results in order to provide a more complete understanding of the factors and trends affecting our business.

Facility Operating Income is not an alternative to net income, income from operations or cash flows provided by or used in operations as calculated and presented in accordance with GAAP.  You should not rely on Facility Operating Income as a substitute for any such GAAP financial measure.  We strongly urge you to review the reconciliation of Facility Operating Income to GAAP net income (loss), along with our consolidated financial statements included herein.  We also strongly urge you to not rely on any single financial measure to evaluate our business.  In addition, because Facility Operating Income is not a measure of financial performance under GAAP and is susceptible to varying calculations, the Facility Operating Income measure, as presented in this report, may differ from and may not be comparable to similarly titled measures used by other companies.

The table below shows the reconciliation of net loss to Facility Operating Income for the years ended December 31, 2012, 2011 and 2010 (dollars in thousands):

	Years Ended December 31,
	2012	2011	2010
Net loss	$(66,467)	$(69,050)	$(49,886)
Provision (benefit) for income taxes	1,519	1,780	(32,062)
Other non-operating (income) expense	(593)	(56)	1,454
Equity in loss (earnings) of unconsolidated ventures	3,488	(1,432)	(168)
Loss on extinguishment of debt, net	221	18,863	1,557
Interest expense:
Debt	98,183	93,229	102,245
Capitalized lease obligation	30,155	31,644	30,396
Amortization of deferred financing costs and debt discount	18,081	13,427	8,963
Change in fair value of derivatives and amortization	364	3,878	4,118
Interest income	(4,012)	(3,538)	(2,238)
Income from operations	80,939	88,745	64,379
(Gain) loss on facility lease termination	(11,584)	—	4,608
Loss on sale of communities, net	—	—	(3,298)
Depreciation and amortization	252,281	268,506	292,341
Asset impairment	27,677	16,892	13,075
Loss (gain) on acquisition	636	(1,982)	—
Facility lease expense	284,025	274,858	270,905
General and administrative (including non-cash stock-based compensation expense)	178,829	148,327	131,709
Change in future service obligation	2,188	—	(1,064)
Amortization of entrance fees	(25,362)	(23,966)	(22,782)
Management fees	(30,786)	(13,595)	(5,591)
Facility Operating Income	$758,843	$757,785	$744,282